Exhibit 10.1

Capital Gold Corporation

2006 Equity Incentive Plan

Amendment 2009-1

1.          The Section entitled “Exercise of Awards.” is amended to add a new sentence at the end thereof to read as follows:

“Notwithstanding the foregoing, payment of the option exercise price may be made (i) in cash or by check payable to the Company, (ii) in shares of Common Stock duly owned by the Optionholder (and for which the Optionholder has good title free and clear of any liens and encumbrances), valued at the Fair Market Value on the date of exercise, or (iii) by delivery back to the Company from the shares acquired on exercise of the number of shares of Common Stock equal to the exercise price, valued at the Fair Market Value on the date of exercise.

2.             All other terms and provisions of the Plan shall remain in full force and effect.

Executed this 23rd day of July, 2009.

Capital Gold Corporation

By:	/s/ Gifford Dieterle
Name:	Gifford Dieterle
Title:	President